Orchids Paper Products Company Announces Second Quarter 2018 Results

BRENTWOOD, Tenn., Aug. 9, 2018 /PRNewswire/ -- Orchids Paper Products Company (NYSE American: TIS), a national supplier of high-quality consumer tissue products, today reported results for the quarter ended June 30, 2018. The following table provides selected financial results for second quarter 2018 compared to second quarter 2017 and first quarter 2018.

	2Q 2018	2Q 2017	1Q 2018
	(Dollars in thousands, except per share data)
	(unaudited)
Net sales:
Converted product	$ 40,689	$ 34,697	$ 43,660
Parent rolls	5,169	3,746	4,588
Total net sales	$ 45,858	$ 38,443	$ 48,248

Gross profit	$ 595	$ 1,514	$ 2,873
Net loss	$ (6,925)	$ (2,047)	$ (2,294)
Diluted net loss per share	$ (0.65)	$ (0.20)	$ (0.21)
EBITDA	$ (307)	$ 1,557	$ 3,468
Adjusted EBITDA	$ 3,164	$ 2,261	$ 5,306

Other Selected Financial Data:
Gross profit margin	1.3%	3.9%	6.0%
EBITDA margin	-0.7%	4.1%	7.2%
Adjusted EBITDA margin	6.9%	5.9%	11.0%

Jeff Schoen, President and Chief Executive Officer, stated, "Orchids' total revenues in the second quarter were up 19% over the year-ago period driven by the ramp at the Barnwell facility. Total revenues were down 5% relative to the first quarter driven by lower converted product sales, somewhat offset by strong parent roll sales. Converted products revenues declined 7% sequentially as a result of competitive bids and a shortage in freight supply that pushed shipments into the second quarter. Parent rolls sales in the second quarter were strong with growth of 13% over the first quarter as we ramped parent roll production at the Barnwell facility."

"We are beginning to see positive signs that the tissue industry is starting to improve. Just recently, one of the industry leaders in the branded segment of the market indicated that they would be raising prices by approximately 5% for their tissue products. Consistent with these actions, Orchids has also implemented price increases in its branded and away-from-home segments, which take effect in the third quarter with further increases expected to be fully implemented in the fourth quarter."

"Earlier this month, we implemented modifications to our credit agreement, which provided us additional liquidity through the ability to borrow the full commitment under the revolving line of credit and deferred future principal and interest payments until October 31, 2018. In addition, the modifications extend the milestone dates for the Company to execute a transaction."

"On July 30, we received notice from one of our major customers that they will transition a major piece of business to another supplier, effective February 1, 2019. These actions were a result of this customer's broad initiative to reduce its number of suppliers and were not related to any other issues such as service, quality, or cost. We appreciate the fact that this customer has given us the time to pursue other business. We believe that we will be able to replace a significant portion of this business over the next several quarters."

Second Quarter Results

Revenue
The company reported net sales of $45.9 million in the second quarter of 2018, up 19.3% compared to the year-ago period. Converted product sales were $40.7 million, a year over year increase of 17.3%, and parent roll sales were $5.2 million, up 38.0% over the second quarter of 2017. The increase in converted product sales was a result of the company ramping new customer volume at the Barnwell facility. Parent roll growth was driven by an increase in the volume of excess parent rolls sold from Barnwell.

Gross Profit
Gross profit in the second quarter of 2018 was $0.6 million, a decrease from $1.5 million in the second quarter of 2017. Gross profit margins decreased from 3.9% in the second quarter of 2017 to 1.3% in the second quarter of 2018. The compression in gross profit margin was due to the unfavorable impact of a higher cost structure, which includes increased overhead costs of the Barnwell, South Carolina facility that are not fully absorbed by production and sales. Additionally, costs associated with Barnwell's start-up activities increased compared to the same period last year. Gross profit margins remain under pressure from challenging, industry-wide conditions, as input costs, including fiber and freight costs, continue to rise. These negative impacts were partially offset by increased sales volume combined with higher average selling prices, which reflected a change in the mix of products sold due to the ramp of the ultra-premium retail business.

Operating Loss
Orchids had a second quarter operating loss of $5.3 million in 2018 compared to an operating loss of $2.0 million in the second quarter of 2017. The increase in the operating loss was driven primarily by SG&A increasing to $5.7 million in the second quarter of 2018, up $2.4 million from $3.3 million in the year-ago period. SG&A increased due to professional and consulting fees associated with our previously announced initiatives to review strategic alternatives and our debt refinancing efforts.

Income Tax
The company reported a tax benefit of $2.8 million in the second quarter of 2018 and a tax benefit of $0.4 million in the year ago period.

Net Loss
Net loss in the second quarter of 2018 was $6.9 million and diluted loss per share was $0.65. Net loss and diluted loss per share in the second quarter of 2017 were $2.0 million and $0.20, respectively.

Liquidity

	2Q 2018	2Q 2017	1Q 2018
Cash Flow Provided by (Used in):
Operating cash flow net of changes in working capital	$ (4,469)	$ 1,188	$ (293)
Changes in working capital	(1,381)	262	(2,246)
Operating activities	$ (5,850)	$ 1,450	$ (2,539)
Investing activities	$ (1,049)	$ (17,412)	$ (1,145)
Financing activities	$ 12,128	$ 11,418	$ 2,788

Cash, including restricted cash, beginning	$ 2,930	$ 7,077	$ 3,826
Cash, including restricted cash, ending	$ 8,159	$ 2,533	$ 2,930

Cash (used in) provided by operations was ($5.9) million in the second quarter of 2018, $1.5 million in the second quarter of 2017, and ($2.5) million in the first quarter of 2018. Changes in working capital (used) provided operating cash flows of ($1.4) million in the second quarter of 2018, $0.3 million in the second quarter of 2017, and ($2.2) million in the first quarter of 2018. Working capital changes in the second quarter of 2018 reflect an increase in inventory that was partially offset by a reduction in accounts receivable, related to the volume and timing of sales.

Conference Call/Webcast
The Company will hold a teleconference to discuss its second quarter results at 10:00 a.m. (ET) on Monday, August 13, 2018. All interested parties may participate in the teleconference by calling 888-346-7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference's agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company's website at www.orchidspaper.com under "Investors." A replay of the teleconference will be available for 30 days on the Company's website.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States in the statement of income, balance sheet or statement of cash flows of a company. The non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Operating Cash Flow excluding changes in working capital, (4) Changes in working capital, (5) Adjusted net loss and (6) Adjusted net loss per diluted share.

EBITDA, Adjusted EBITDA, Operating Cash Flow less changes in working capital, Changes in working capital, and Adjusted net loss and Adjusted net loss per diluted share are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of the Company's liquidity. EBITDA represents net loss before net interest expense, income tax expense, depreciation and amortization. Adjusted represents EBITDA before specified items. Changes in working capital is the subtotal of changes in operating assets and liabilities shown on the Consolidated Statements of Cash Flows. Operating Cash Flow less changes in working capital is Net Cash provided by operating activities less Changes in working capital. Adjusted net loss and Adjusted net loss per diluted share exclude the impact of certain items that management does not believe are indicative of the Company's core operating performance. Management believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons between periods and between companies by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), sporadic expenses (including start-up costs, foreign exchange adjustments, failed refinancing costs, consulting and professional fees, and relocation), and non-cash compensation (affecting stock-based compensation expense). These measures are also commonly used in the industry and are used by the Company's lenders in monitoring adherence to covenants. Management believes that Changes in working capital provides an indication of the cash invested in or provided by changes in operating assets and liabilities and therefore may indicate trends in operating performance and may call out a significant source or use of cash during any period. Operating Cash Flow less changes in working capital is believed to provide an estimate of the cash generated from all operating activities, prior to investments in or liquidations of operating assets and liabilities and therefore may indicate trends in operating performance and may call out significant changes in the generation of cash through operating activities. Management provides Adjusted net (loss) income and Adjusted net (loss) income per diluted share because it believes these measures assist investors and analysts in comparing the Company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

Forward-Looking Statements
This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," "will" or "continue" or the negative of such terms or other comparable terminology. Such forward-looking statements include, without limitation, the Company's beliefs, expectations, focus and/or plans about future events, including those regarding any potential refinancing, and the terms, conditions, timing and costs of any such refinancing. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company's actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on March 16, 2018.

The Company's actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company
Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma, Barnwell, South Carolina and Mexicali, Mexico. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company's website at http://www.orchidspaper.com.

Investor Relations Contact:
Water's Edge Investor Relations Consulting Group
Louie Toma
774-291-6000
louie.toma@watersedgeir.com

Orchids Paper Products Company and Subsidiaries
Selected Income Statement Data
(Dollars in thousands, except per share data) (unaudited)

	2Q 2018	2Q 2017	1Q 2018
Converted product net sales	$ 40,689	$ 34,697	$ 43,660
Parent roll net sales	5,169	3,746	4,588
Total net sales	45,858	38,443	48,248
Cost of sales less depreciation	40,642	33,712	41,302
Depreciation in cost of sales	4,621	3,217	4,073
Total cost of sales	45,263	36,929	45,375
Gross profit	595	1,514	2,873
Selling, general & administrative expenses	5,700	3,289	3,633
Intangibles amortization	233	233	233
Operating loss	(5,338)	(2,008)	(993)
Interest expense	4,530	560	3,389
Other income, net	(177)	(115)	(155)
Loss before income taxes	(9,691)	(2,453)	(4,227)
Benefits from income taxes	(2,766)	(406)	(1,933)
Net loss	$ (6,925)	$ (2,047)	$ (2,294)

Average number of shares outstanding, basic	10,670,348	10,367,315	10,670,348
Average number of shares outstanding, diluted	10,670,348	10,367,315	10,670,348

Net loss per share:
Basic	$ (0.65)	$ (0.20)	$ (0.21)
Diluted	$ (0.65)	$ (0.20)	$ (0.21)

Cash dividends paid per share	$ -	$ 0.35	$ -

Orchids Paper Products Company and Subsidiaries
Selected Balance Sheet Data
(Dollars in thousands)

	Jun. 30, 2018	Dec. 31, 2017
	(unaudited)
Cash	$ 8,004	$ 3,823
Accounts receivable, net	12,712	11,825
Inventory, net	23,055	20,563
Other current assets	3,404	3,182
Property plant and equipment	372,398	370,761
Accumulated depreciation	(93,697)	(85,003)
Net property plant and equipment	278,701	285,758
Intangibles and goodwill, net	20,673	21,139
Other long-term assets	155	245
Total assets	$ 346,704	$ 346,535

Accounts payable, inclusive of amounts due to related parties	$ 14,135	$ 15,458
Other current liabilities	4,336	3,519
Current portion of long-term debt	183,754	168,903
Deferred income taxes	6,434	11,595
Long-term liabilities	5,308	5,273
Total stockholders' equity	132,737	141,787
Total liabilities and stockholders' equity	$ 346,704	$ 346,535

Debt, current and long term	$ 183,786	$ 168,936

Orchids Paper Products Company and Subsidiaries
Reconciliations of Non-GAAP and GAAP Measurements
(Dollars in thousands) (unaudited)

	2Q 2018	2Q 2017	1Q 2018
Net loss	$ (6,925)	$ (2,047)	$ (2,294)
Adjustments, after tax (1):
Barnwell start-up costs	523	276	434
Foreign exchange (gain) loss	-	(11)	3
Relocation costs	13	(34)	9
Stock compensation expense	94	82	25
Failed debt refinancing costs	(32)	4	193
Default Fees	139	-	-
Consulting and other professional fees	1,562	-	334
Severance from reduction in force	-	29	-
Amortization of intangible assets	154	114	126
Adjusted net loss (2)	$ (4,472)	$ (1,587)	$ (1,170)

Net loss per diluted share	$ (0.65)	$ (0.20)	$ (0.21)
Adjusted net loss per diluted share (2)	$ (0.42)	$ (0.15)	$ (0.11)
Weighted average diluted shares	10,670,348	10,367,315	10,670,348

(1)	Tax effect was calculated using the estimated annual effective tax rate for the period presented.
(2)	Adjusted net loss and adjusted net loss per diluted share exclude the impact of the listed items that we do not believe are indicative of our core operating performance.

Orchids Paper Products Company and Subsidiaries
Reconciliations of Non-GAAP and GAAP Measurements (continued)
(Dollars in thousands) (unaudited)

	2Q 2018	2Q 2017	1Q 2018
EBITDA Reconciliation:
Net loss	$ (6,925)	$ (2,047)	$ (2,294)
Plus: Interest expense	4,530	560	3,389
Plus: Income tax benefit	(2,766)	(406)	(1,933)
Plus: Depreciation	4,621	3,217	4,073
Plus: Intangible amortization	233	233	233
Earnings Before Interest, Income Taxes, Depreciation, and Amortization (EBITDA)	$ (307)	$ 1,557	$ 3,468

Adjusted EBITDA Reconciliation:
EBITDA	$ (307)	$ 1,557	$ 3,468
Plus: Barnwell start-up costs	789	563	800
Plus: Foreign exchange (gain) loss	-	(23)	5
Plus: Relocation costs	20	(70)	16
Plus: Stock compensation expense	142	167	46
Plus: Failed debt refinancing costs	(48)	8	355
Plus: Default fees	210	-	-
Plus: Consulting and other professional fees	2,358	-	616
Plus: Severance from reduction in force	-	59	-
Adjusted EBITDA	$ 3,164	$ 2,261	$ 5,306

Operating Cash Flow Reconciliation:
Cash Flows From Operating Activities
Net loss	$ (6,925)	$ (2,047)	$ (2,294)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,220	3,577	4,483
Provision for doubtful accounts	-	(20)	(273)
Deferred income taxes	(2,906)	(490)	(2,255)
Stock compensation expense	142	168	46
Operating cash flow excluding changes in working capital	(4,469)	1,188	(293)
Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	2,654	(2,647)	(2,841)
Inventories	(3,126)	(2,674)	634
Income taxes receivable	-	3,477	41
Prepaid expenses	(950)	340	374
Other assets	(328)	(180)	456
Accounts payable	(764)	1,134	(2)
Accrued liabilities	1,133	812	(908)
Changes in working capital	(1,381)	262	(2,246)
Net cash (used in) provided by operating activities	$ (5,850)	$ 1,450	$ (2,539)